Exhibit 10.57

AMENDMENT TO THE

KOPPERS HOLDINGS INC. BENEFIT RESTORATION PLAN

WHEREAS, Koppers Holdings Inc. (the “Company”) sponsors the Benefit Restoration Plan for the benefit of certain key employees;

WHEREAS, the Company has reserved the right to amend the Plan in Section 7.1 of the Plan; and

WHEREAS, the Company wishes to amend the Plan to ensure compliance with the requirements of Section 409A of the Internal Revenue Code and final the Treasury Regulations issued thereunder.

NOW, THEREFORE, BE IT

RESOLVED, that the Plan shall be and hereby is amended, effective January 1, 2009, as follows:

1. Section 2.5 of the Plan is amended in its entirety to read as follows:

2.5 Change in Control. Change in Control means the first to occur of any of the following events:

(a)	a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Sections 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of fifty percent (50%) or more of the then outstanding voting stock of the Company;

(b)	during any 12-consecutive month period, individuals who at the beginning of such period constitute the board of directors of the Company (together with any new board member whose election by the Company’s board or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the board members then still in office who either were board members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board members then in office;

(c)	all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s stockholders immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company);

(d)	the closing of the sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(e)	the acquisition during any 12-consecutive month period, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the board does not recommend such stockholders to accept.

2. Section 2.23 of the Plan is amended in its entirety to read as follows:

Separation from Service. Separation from Service means a Participant’s separation from service with the Employer within the meaning of Code Section 409A. A Separation from Service occurs when the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the Participant’s employment with the Employer).

3. Section 2.25 of the Plan is amended to replace the term “key employee” with the term “specified employee.”

4. Section 5.7 of the Plan is amended in its entirety to read as follows:

Deferred Commencement. Notwithstanding any provision to the contrary in this Article V or any other article of this Plan, no distribution in connection with the Separation from Service by a Participant who is at that time deemed to be a “specified employee” within the meaning set forth in Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A shall be made or otherwise commence prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of such Separation from Service or (ii) the date of the Participant’s death.

5. The last sentence of Section 7.1 of the Plan is deleted and replaced with the following new language:

In the event of the termination of the Plan or any portion thereof, payment of the balance of each affected Participant’s Account shall be made under and in accordance with the terms of the Plan and any applicable elections, except that the Company may determine, in its sole discretion, to accelerate payments to all such affected Participants if and to the extent that such acceleration is permitted under Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted, effective as of the date set forth above.

KOPPERS HOLDINGS INC.

By:	/s/ Steven R. Lacy
Title:	Senior VP, Administration, General Counsel & Secretary